UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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FRANKLIN FINANCIAL NETWORK, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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722 COLUMBIA AVENUE Franklin, TN 37064 phone (615) 236-2265 fax (615) 236-8399

Dear Shareholder:

You are cordially invited to attend the 2016 annual meeting of shareholders, which will be held on Thursday, May 26, 2016 at 4:00 p.m. Central Time at the main office of Franklin Synergy Bank in the Musgrove Auditorium, which is located at 722 Columbia Avenue, Franklin, Tennessee 37064.

The notice and proxy statement on the following pages contain details concerning the business to come before the meeting.

We have elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. We believe that providing our proxy materials over the Internet increases the ability of our shareholders to connect with the information they need, while reducing the environmental impact of our annual meeting and the cost to the Company associated with the physical printing and mailing of proxy materials.

Regardless of whether you plan to attend the 2016 annual meeting in person, please vote and submit your proxy as soon as possible via the Internet, by telephone, or if you have requested to receive printed proxy materials, by mailing a proxy or voting instruction card enclosed with those materials. This will not prevent you from voting in person at the meeting, but will help to secure a quorum and avoid added solicitation costs. If you decide later to attend the meeting, you may withdraw your proxy at any time and vote your shares in person.

By Order of the Board of Directors

RICHARD E. HERRINGTON

President and Chief Executive Officer

722 COLUMBIA AVENUE Franklin, TN 37064 phone (615) 236-2265 fax (615) 236-8399

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON THURSDAY, MAY 26, 2016

To the Shareholders of Franklin Financial Network, Inc.:

NOTICE IS HEREBY GIVEN that we will hold the 2016 annual meeting of shareholders of Franklin Financial Network, Inc., a Tennessee corporation (“FFN” or the “Company”), on Thursday, May 26, 2016 at 4:00 p.m. Central Time, at the main office of Franklin Synergy Bank in the Musgrove Auditorium, which is located at 722 Columbia Avenue, Franklin, Tennessee 37064. The 2016 annual meeting is being held for the following purposes:

1.	To elect eight directors to serve on our board of directors for a one-year term; and

2.	To ratify the selection of Crowe Horwath LLP as our independent auditor for 2016.

Shareholders also will transact any other business that properly comes before the 2016 annual meeting of shareholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1 AND 2.

Only shareholders of record as of the close of business on April 12, 2016 will be entitled to notice of and to vote at the 2016 annual meeting of shareholders and any adjournment thereof.

We are mailing a Notice of Internet Availability of Proxy Materials to many of our shareholders instead of paper copies of our proxy statement and our annual report. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how shareholders can receive a paper copy of our proxy materials, including the proxy statement, our 2015 Annual Report and proxy card.

We hope that you will be able to attend the meeting. We ask, however, whether or not you plan to attend the meeting that you vote as soon as possible. Promptly voting will help ensure that the greatest number of shareholders are present whether in person or by proxy. You may vote over the Internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card enclosed with those materials. Please review the instructions on each of your voting options described in this proxy statement, as well as in the Notice you received in the mail.

If you attend the annual meeting in person, you may revoke your proxy at the annual meeting and vote your shares in person. You may revoke your proxy at any time before the proxy is exercised. Should you desire to revoke your proxy, you may do so as provided in the accompanying proxy statement.

By order of our Board of Directors,

RICHARD E. HERRINGTON

President and Chief Executive Officer

April 15, 2016

Franklin, Tennessee

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL SHAREHOLDER MEETING

TO BE HELD ON MAY 26, 2016:

The Notice of Internet Availability of Proxy Materials, Notice of Meeting and

Proxy Statement are available free of charge at: www.envisionreports.com/FSB

722 COLUMBIA AVENUE Franklin, TN 37064 phone (615) 236-2265 fax (615) 236-8399

PROXY STATEMENT FOR

2016 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON THURSDAY, MAY 26, 2016

We are delivering these proxy materials to solicit proxies on behalf of the board of directors of Franklin Financial Network, Inc., for the annual meeting of shareholders to be held on Thursday, May 26, 2016, beginning at 4:00 p.m. Central Time, at the main office of Franklin Synergy Bank in the Musgrove Auditorium, which is located at 722 Columbia Avenue, Franklin, Tennessee 37064.

We first mailed the Notice of Internet Availability of Proxy Materials to our shareholders on or about April 15, 2016.

Unless the context otherwise indicates, any reference in this proxy statement to “Franklin Financial,” “our company,” “the company,” “us,” “we” and “our” refers to Franklin Financial Network, Inc. together with its consolidated subsidiaries (including Franklin Synergy Bank), any reference to “FFN” refers to Franklin Financial Network, Inc. only and any reference to “FSB” or the “Bank” refers to our banking subsidiary, Franklin Synergy Bank.

At the meeting, our shareholders will vote on proposals to (1) elect eight directors to serve on our board of directors for a one-year term; and (2) ratify the selection of Crowe Horwath LLP as our independent auditor for 2016. The proposals are set forth in the accompanying Notice of 2016 Annual Meeting of Shareholders and are described in more detail in this proxy statement. Shareholders also will transact any other business, not known or determined at the time of this proxy solicitation that properly comes before the 2016 annual meeting of shareholders, although our board of directors knows of no such other business to be presented.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1 AND 2.

When you submit your proxy by executing and returning the enclosed proxy card, you will authorize the proxy holders—Richard E. Herrington, Sally P. Kimble and Mandy M. Garland—to vote as proxy all your shares of common stock and otherwise to act on your behalf at the 2016 annual meeting of shareholders and any adjournment thereof, in accordance with the instructions set forth therein. These persons also will have discretionary authority to vote your shares on any other business that properly comes before the meeting. They also may vote your shares to adjourn the meeting and will be authorized to vote your shares at any adjournment of the meeting.

QUESTIONS AND ANSWERS ABOUT THE 2016 ANNUAL MEETING OF SHAREHOLDERS

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), this year the Company will use the Internet as the primary means of furnishing proxy materials to shareholders. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s shareholders. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the complete proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. The Company encourages shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of its annual meetings and the cost to the Company associated with the physical printing and mailing of materials.

What is the purpose of the 2016 annual meeting?

At the 2016 annual meeting, shareholders will act upon the following matters:

1.	To elect eight directors to serve on our board of directors for a one-year term; and

2.	To ratify the selection of Crowe Horwath LLP as our independent auditor for 2016.

Shareholders also will transact any other business, not known or determined at the time of this proxy solicitation, that properly comes before the 2016 annual meeting of shareholders, although our board of directors knows of no such other business to be presented.

Who is entitled to vote?

Only shareholders of record at the close of business on April 12, 2016, the record date for the 2016 annual meeting, are entitled to receive notice of the 2016 annual meeting and to vote the shares of common stock that they held on that date at the 2016 annual meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted on at the 2016 annual meeting.

What constitutes a quorum?

The presence at the 2016 annual meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum.

As of April 12, 2016, there were 10,614,184 shares of common stock outstanding. Shares held by shareholders present at the 2016 annual meeting in person or represented by proxy who elect to abstain from voting nonetheless will be included in the calculation of the number of shares considered present at the 2016 annual meeting.

What happens if a quorum is not present at the 2016 annual meeting?

If a quorum is not present at the scheduled time of the meeting, the holders of a majority of the shares of common stock present in person or represented by proxy at the meeting may adjourn the meeting to another place, date, or time until a quorum is present. Notice of an adjourned meeting need not be given if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken.

May I vote my shares in person at the annual meeting?

Yes. You may vote your shares at the annual meeting if you attend in person, even if you previously submitted a proxy card or voted by Internet or telephone. Whether or not you plan to attend the annual meeting in person, however, in order to assist us in tabulating votes at the annual meeting, we encourage you to vote by using the Internet, telephone, or, if applicable, by returning a proxy card.

How do I vote before the annual meeting?

Before the annual meeting, you may vote your shares in one of the following three ways: (1) via the Internet by following the instructions provided in the Notice, (2) by mail, if you requested printed copies of the proxy materials, by filling out the form of proxy card and sending it back in the envelope provided, or (3) by telephone, if you requested printed copies of the proxy materials, by calling the toll free number found on the proxy card. If you requested printed copies of the proxy materials, and properly sign and return your proxy card and return it in the prepaid envelope, your shares will be voted as you direct.

Please use only one of the three ways to vote. If you hold shares in the name of a broker, your ability to vote those shares by Internet or telephone depends on the voting procedures used by your broker, as explained below.

How do I vote if my broker holds my shares in “street name”?

If your shares are held in a brokerage account in the name of your bank or broker (this is called “street name”), your bank or broker will send you the Notice. Many (but not all) brokerage firms and banks participate in a program provided through Broadridge Financial Solutions, Inc. that offers Internet and telephone voting options. If you do not give instructions to your nominee, it will nevertheless be entitled to vote your shares on “discretionary” items but will not be permitted to do so on “non-discretionary” items. Proposal 1 is a non-discretionary item for which a nominee will not have discretion to vote in the absence of voting instructions from you. However, Proposal 2 is a discretionary item on which your nominee will be entitled to vote your shares even in the absence of instructions from you.

Can I change my mind and revoke my proxy?

Yes. To revoke a proxy given pursuant to this solicitation, you must:

•	sign another proxy with a later date and return it to our Corporate Secretary at Franklin Financial Network, Inc., 722 Columbia Avenue, Franklin, Tennessee 37064 at or before the annual meeting;

•	provide our Corporate Secretary with a written notice of revocation dated later than the date of the proxy at or before the annual meeting;

•	re-vote by using the telephone following the instructions on the proxy card;

•	re-vote by using the Internet by following the instructions in the Notice; or

•	attend the annual meeting and vote in person—note that attendance at the annual meeting will not revoke a proxy if you do not actually vote at the annual meeting.

What are the Board’s recommendations?

Our board of directors unanimously recommends that you vote:

1.	“FOR” the election of eight directors to serve on our board of directors for a one-year term; and

2.	“FOR” ratification of the selection of Crowe Horwath LLP as our independent auditor for 2016.

What happens if I do not specify how my shares are to be voted?

If you sign and return your proxy card or complete the telephone or Internet voting procedures but do not specify how you want to vote your shares, your shares will be voted “FOR” each of Proposals 1 and 2.

Will any other business be conducted at the 2016 annual meeting?

As of the date hereof, our board of directors knows of no business that will be presented at the annual meeting other than the proposals described in this proxy statement. If any other business is properly brought before the 2016 annual meeting, the proxy holders will vote your shares in accordance with their best judgment.

What vote is required to approve each item?

1.	The director nominees will be elected to serve on our board of directors for a term of one year if they receive a plurality of the votes cast on the shares of common stock present in person or represented by proxy at the 2016 annual meeting and entitled to vote on the subject matter. This means that the director nominees will be elected if they receive more votes than any other person at the 2016 annual meeting. If you vote to “Withhold Authority” with respect to the election of one or more director nominees, your shares of common stock will not be voted with respect to the person or persons indicated, although they will be counted for the purpose of determining whether there is a quorum at the meeting.

2.	The selection of Crowe Horwath LLP as our independent auditor for 2016 will be ratified if the number of shares of common stock voted in favor of the proposal exceed the number of shares of common stock voted against it.

How will Abstentions and Broker Non-Votes be Treated?

You do not have the option of abstaining from voting on Proposal 1, but you may abstain from voting on Proposal 2. With respect to Proposal 1, because the directors are elected by a plurality vote, an abstention will have no effect on the outcome of the vote and, therefore, is not offered as a voting option on the proposal. In the case of an abstention on Proposal 2, your shares of common stock would be included in the number of shares of common stock considered present at the meeting for the purpose of determining whether there is a quorum but will not be voted on that proposal. Therefore, abstentions will have no effect on whether Proposal 2 is approved so long as a quorum is present.

Broker non-votes occur when a brokerage firm, bank, or other nominee does not vote shares that it holds in “street name” on behalf of the beneficial owner because the beneficial owner has not provided voting instructions to the nominee with respect to a non-discretionary item. Proposal 1 is a non-discretionary item for which a nominee will not have discretion to vote in the absence of voting instructions from you. However, Proposal 2 is a discretionary item on which your nominee will be entitled to vote your shares of common stock even in the absence of instructions from you. Accordingly, it is possible for there to be broker non-votes with respect to Proposal 1, but there will not be broker non-votes with regard to Proposal 2. In the case of a broker non-vote, your shares of common stock would be included in the number of shares of common stock considered present at the meeting for the purpose of determining whether there is a quorum. A broker non-vote, being shares of common stock not entitled to vote, would not have any effect on the outcome of the vote on Proposal 1.

How can I find the voting results of the Annual Meeting?

We will include the voting results in a Current Report on Form 8-K, which we will file with the SEC no later than four business days following the completion of the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of April 12, 2016 for each of our directors; each of our named executive officers; and all of our executive officers and directors as a group. We are not aware of any shareholder, or group of affiliated shareholders, who beneficially owns more than five percent of the outstanding shares of our common stock.

Beneficial ownership for the purposes of the following table is determined in accordance with rules and regulations of the SEC and generally includes any shares over which a person exercises sole or shared voting and/or investment power. Shares of common stock subject to options, restricted stock and warrants currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding the options or warrants but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the number of shares listed opposite their names.

Unless otherwise indicated, the address of each of the individuals named in the table below under “Named Executive Officers and Directors” is c/o Franklin Financial Network, Inc., 722 Columbia Avenue, Franklin, Tennessee 37064.

	Shares Beneficially Owned
Name	Number		Percentage
Named Executive Officers and Directors:
Jimmy E. Allen	147,563	(1)	1.39%
Sally E. Bowers	47,016	(2)	*
Henry W. Brockman, Jr.	91,495	(3)	*
Richard E. Herrington	385,167	(4)	3.59%
Dr. David H. Kemp	301,931	(5)	2.84%
Lee M. Moss	63,975	(6)	*
Pamela J. Stephens	10,728	(7)	*
Melody J. Sullivan	16,870	(8)	*
Gregory E. Waldron	81,137	(9)	*
Benjamin P. Wynd	160		*
All Executive Officers and Directors as a group (15 persons)	1,357,350		12.36%

*	Amount represents less than 1.0% of outstanding common stock.
(1)	Includes 139,374 shares of our outstanding common stock beneficially owned by Mr. Allen. Also includes 8,189 shares of common stock issuable upon the exercise of options exercisable on April 12, 2016 or within 60 days thereafter.
(2)	Includes 2,660 shares of our outstanding common stock beneficially owned by Ms. Bowers and 41,416 shares of common stock issuable upon the exercise of options exercisable on April 12, 2016 or within 60 days thereafter. Ms. Bowers also has 602 shares of restricted stock vesting on April 12, 2016 or within 60 days thereafter and 2,338 shares of unvested restricted stock of which she has the right to vote.
(3)	Includes 60,800 shares of our outstanding common stock beneficially owned by Mr. Brockman. Also includes 13,500 shares of common stock held by Mr. Brockman’s spouse, warrants to purchase 125 shares of our common stock held by Mr. Brockman’s spouse and 17,070 shares of common stock issuable upon the exercise of options exercisable on April 12, 2016 or within 60 days thereafter.
(4)

Includes 152,693 shares of our outstanding common stock beneficially owned by Mr. Herrington. Also includes 52,000 shares held by Mr. Herrington’s spouse, 57,300 shares of common stock beneficially owned by Mr. Herrington jointly, and 114,518 shares of common stock issuable upon the exercise of options exercisable on April 12, 2016 or within 60 days thereafter. Mr. Herrington also has 1,717 shares of restricted stock vesting on April 12, 2016 or within 60 days thereafter and 6,939 shares of unvested restricted stock of which he as the right to vote.
(5)	Includes 142,605 shares of our outstanding common stock beneficially owned by Dr. Kemp. Also includes 140,506 shares held by Dr. Kemp’s spouse, warrants to purchase 250 shares of our common stock, warrants to purchase 250 shares of our common stock held by Dr. Kemp’s spouse, and 18,320 shares of common stock issuable upon the exercise of options exercisable on April 12, 2016 or within 60 days thereafter.
(6)	Includes 39,413 shares of our common stock beneficially owned by Mr. Moss. Also includes 20,034 shares of common stock issuable upon the exercise of options exercisable on April 12, 2016 or within 60 days thereafter along with 173 shares of restricted stock vesting on April 12, 2016 or within 60 days thereafter and 4,355 shares of unvested restricted stock of which he has the right to vote.
(7)	Includes 2,908 shares of our common stock beneficially owned by Ms. Stephens. Also includes warrants to purchase 125 shares of our common stock and 7,695 shares of common stock issuable upon the exercise of options exercisable on April 12, 2016 or within 60 days thereafter.
(8)	Includes 9,500 shares of our outstanding common stock beneficially owned by Ms. Sullivan. Also includes warrants to purchase 125 shares of our common stock, and 7,245 shares of common stock issuable upon the exercise of options exercisable on April 12, 2016 or within 60 days thereafter.
(9)	Includes 71,977 shares of our outstanding common stock beneficially owned by Mr. Waldron. Also includes 2,771 shares of common stock held by Mr. Waldron’s spouse and 6,389 shares of common stock issuable upon the exercise of options exercisable on April 12, 2016 or within 60 days thereafter.

Section 16(a) Beneficial Ownership Reporting Compliance

The federal securities laws require our directors and executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our securities. Based solely on our review of the copies of these forms received by us or representations from reporting persons, we believe that SEC beneficial ownership reporting requirements for 2015 were met, with the exception of the following late reports in 2015:

Name	Form Type	Transaction Date	Filing Date
Henry W. Brockman, Jr., Director	4	4/16/2015	5/20/2015
	4	4/17/2015	5/20/2015
	4	5/12/2015	5/20/2015
	4	5/13/2015	5/20/2015
	4	5/14/2015	5/20/2015
	4	5/15/2015	5/20/2015
	4	4/16/2015	5/20/2015
	4	5/13/2015	5/20/2015
James W. Cross, IV, Director in 2015	3	3/25/2015	4/8/2015

CORPORATE GOVERNANCE

Director Independence

Our amended and restated bylaws require our board of directors to have not less than five directors nor more than 25 directors. The board of directors may determine the number of directors from time to time by the vote of the majority of the whole board. The Tennessee Banking Act and the bylaws of the Bank require the Bank to have a board of directors consisting of not less than five nor more than 25 members. Each of the directors of the Bank during his or her whole term of service must be a citizen of the United States. A majority of the Bank’s directors must reside either within the State of Tennessee or within 100 miles of the location of any branch for at least one year immediately preceding their election and during the entire term of their service as directors.

Under the rules of the New York Stock Exchange (“NYSE”), the national securities exchange on which our common stock is listed, independent directors must comprise a majority of our board of directors. The rules of the NYSE, as well as those of the SEC, also impose several other requirements with respect to the independence of our directors. Our board of directors has undertaken a review of the independence of each director based upon these rules. Applying these standards, our board of directors has affirmatively determined that Mr. Allen, Ms. Stephens, Ms. Sullivan, Mr. Waldron and Mr. Wynd qualify as independent directors under applicable rules. In making these determinations, our board of directors considered the current and prior relationships that each director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each director, and the transactions involving them described in the section titled “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.”

Leadership Structure

Our board of directors meets at least annually, and the board of directors of the Bank meets at least monthly. Our board of directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as the board believes that it is in the best interests of our organization to make that determination from time to time based on the position and direction of our organization and the membership of the board. The board has determined that having our Chief Executive Officer serve as Chairman of the Board is in the best interests of our shareholders at this time. This structure makes best use of the Chief Executive Officer’s extensive knowledge of our organization and the banking industry. The board views this arrangement as also providing an efficient connection between our management and the board, enabling the board to obtain information pertaining to operational matters expeditiously and enabling our Chairman to bring areas of concern before the board in a timely manner.

Committees of the Board of Directors

Our board of directors has established the following committees: an audit committee, a compensation committee and a corporate governance and nominating committee. The composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

The purpose of the audit committee is set forth in the audit committee charter and includes assisting the board of directors in overseeing:

•	the quality and integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independent auditor’s qualification, performance and independence; and

•	the design and implementation of our internal audit function.

The audit committee consists of Jimmy E. Allen, Pamela J. Stephens, Melody J. Sullivan, Gregory E. Waldron and Benjamin P. Wynd, with Ms. Sullivan serving as chairman. Our board has determined each of these members is an independent director under the applicable SEC rules and the NYSE listing standards for audit committee members, and Ms. Sullivan is an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K. Each member of the audit committee has the ability to read and understand fundamental financial statements. Our board of directors has adopted a written charter under which the audit committee operates. A copy of the charter, which satisfies the applicable standards of the SEC and the NYSE, is available on our website.

Nominating and Corporate Governance Committee

The purpose of the nominating and corporate governance committee is set forth in the nominating and corporate governance committee charter and includes:

•

identifying individuals qualified to become members of our board of directors, and selecting, or recommending that our board of directors select, the director nominees for each annual meeting of shareholders or to otherwise fill vacancies or newly created directorships on the board of directors;

•	overseeing the evaluation of the performance of our board of directors and management;

•	reviewing and recommending to our board of directors committee structure, membership and operations;

•	developing and recommending to our board of directors a set of corporate governance guidelines applicable to us; and

•	leading our board of directors in its annual review process.

The nominating and corporate governance committee currently consists of Jimmy E. Allen, Pamela J. Stephens, Melody J. Sullivan and Gregory E. Waldron. Our board has determined each of these members is an independent director under the applicable SEC rules and NYSE listing standards. Our board of directors has adopted a written charter under which the nominating and corporate governance committee operates. A copy of the charter, which satisfies the applicable standards of the NYSE, is available on our website.

Compensation Committee

The purpose of the compensation committee is set forth in the compensation committee charter and includes:

•	oversight of our executive compensation policies and practices;

•	reviewing and approving, or recommending to our board of directors to review and approve, matters related to the compensation of our Chief Executive Officer and our other executive officers; and

•	overseeing administration and monitoring of our incentive and equity-based compensation plans.

The compensation committee currently consists of Jimmy E. Allen, Pamela J. Stephens and Melody J. Sullivan. Our board has determined each of these members is an independent director under the applicable SEC rules and NYSE listing standards. Our board of directors has adopted a written charter under which the compensation committee operates. A copy of the charter, which satisfies the applicable standards of the SEC and the NYSE, is available on our website.

Board of Directors and Committee Meetings

Our board of directors met 14 times during 2015. Each member of our board of directors attended more than 75% of the total number of meetings of our board of directors and its committees on which he or she served during 2015. Members of our board of directors are encouraged to attend the 2016 annual meeting of shareholders. A majority of the members of our board of directors attended the 2015 annual meeting of shareholders either in person or via telephone conference.

Risk Management and Oversight

The board of directors is responsible for engaging external accounting and auditing firms to independently assess critical elements of risk. The audit committee has engaged Crowe Horwath LLP to perform the annual financial audit and render an opinion on the fairness of the financial statements. The firm of Elliott Davis Decosimo PLLC performs an annual audit of information systems and internal controls. The firm of Elliott Davis Decosimo PLLC also performs loan review on a semi-annual and as-needed basis. Independent auditors report their findings directly to the audit committee of the board of directors.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted corporate governance guidelines, which set forth a flexible framework within which our board of directors, assisted by board committees, directs the affairs of our company. The guidelines address, among other things, the composition and functions of our board of directors, director independence, compensation of directors, management succession and review, board committees and selection of new directors.

We have adopted a code of business conduct and ethics applicable to our directors, officers and employees including specific standards and guidelines applicable to our principal executive, financial and accounting officers and all persons performing similar functions. A copy of that code, including the corporate governance guidelines, is available on our corporate website. We expect that any amendments to such code and guidelines, or any waivers of their requirements, will be disclosed on our corporate website and by other means required by the NYSE rules.

Communications with Members of the Board of Directors

The Company’s board of directors has established procedures for the Company’s shareholders to communicate with members of the board of directors. Shareholders may communicate with any of the Company’s directors, including the chairperson of any of the committees of the board of directors, by writing to a director c/o Franklin Financial Network, Inc., 722 Columbia Avenue, Franklin, Tennessee 37064.

Shareholder Nominations

Our nominating and corporate governance committee has no set procedures or policy on the selection of nominees or evaluation of shareholder recommendations and will consider these issues on a case-by-case basis. Our nominating and corporate governance committee will consider shareholder recommendations for director nominees that are properly received in accordance with our bylaws and the applicable rules and regulations of the SEC. Our nominating and corporate governance committee screens all potential candidates in the same manner. Our nominating and corporate governance committee review will typically be based on all information provided with respect to the potential candidate. Our nominating and corporate governance committee has not established specific minimum qualifications that must be met by a nominee for a position on our board of directors or specific qualities and skills for a director. Our nominating and corporate governance committee may consider the diversity of qualities and skills of a nominee, but our nominating and corporate governance committee has no formal policy in this regard. For more information, please see the section below entitled “ADDITIONAL INFORMATION.”

COMPENSATION DISCUSSION AND ANALYSIS

FFN is providing compensation disclosure that satisfies the requirements applicable to emerging growth companies, as defined in the Jumpstart Our Business Startups (JOBS) Act. FFN’s named executive officers for 2015, which consist of FFN’s principal executive officer and its two other most highly compensated executive officers are:

•	Richard E. Herrington, President, Chief Executive Officer and Chairman of the Board;

•	Sally E. Bowers, Executive Vice President, Chief Mortgage Officer of the Bank; and

•	Lee M. Moss, President of the Bank.

Summary Compensation Table

The table below shows the compensation for services in all capacities FFN paid to its Chief Executive Officer and its two other most highly compensated executive officers (which are referred to as named executive officers) during the years ended December 31, 2015 and 2014, except information for Mr. Moss is for 2015 only since he was not a named executive officer in 2014:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Richard E. Herrington,	2015	$373,605	$8,148	$51,456	$81,118	$59,701	(2)	$574,028
Chief Executive Officer	2014	$339,520	$7,752	$42,201	$40,255	$50,854		$480,583
Sally E. Bowers, EVP,	2015	$132,934	$5,275	$16,780	$22,438	$330,087	(3)	$507,514
Chief Mortgage Officer	2014	$131,467	$5,241	$14,837	$8,595	$267,091		$427,230
Lee M. Moss,	2015	$240,000	$6,736	$17,876	$27,596	$41,413	(4)	$333,621
President of the Bank

(1)	The amounts in the Stock Awards and Option Awards columns represent grant date fair values computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (FASB ASC Topic 718). The assumptions used in determining the values of stock awards and option awards are provided in Note 14 to the Consolidated Financial Statements included in FFN’s Annual Report on Form 10-K for the year ended December 31, 2015.
(2)	For 2015 includes: a company car allowance of $11,100; country club membership dues of $13,805; spouse travel of $5,474; 401(k) company matching contributions of $10,600; life insurance premiums of $4,739; director fees of $7,000; and health insurance premiums of $6,983.
(3)	For 2015, includes: $309,509 in commissions; a company car allowance of $6,000; 401(k) company matching contributions of $7,730; life insurance premiums of $2,262; and health insurance premiums of $4,586.
(4)	For 2015, includes: $375 in commissions; a company car allowance of $10,800; country club membership dues of $5,679; spouse travel of $1,636; 401(k) company matching contributions of $9,615; life insurance premiums of $1,965; director fees of $5,000; and health insurance premiums of $6,344.

Outstanding Equity Awards at Fiscal Year-End

The following tables show the number of equity awards outstanding as of December 31, 2015 for FFN’s named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard E. Herrington	39,375	—	—	$10.00	12/20/2017	6,772	$212,505	—	—
	3,508	—	—	10.00	02/20/2018
	22,437	—	—	11.75	06/15/2019
	4,627	—	—	10.00	07/22/2020
	9,388	2,347	—	10.50	06/02/2021
	13,090	8,727	—	12.00	06/01/2022
	4,347	6,520	—	13.00	05/31/2023
	2,326	9,302	—	13.50	04/15/2024
	1,667	3,333	—	13.50	07/31/2024
	—	500	—	20.42	04/23/2025
	—	12,223	—	20.69	04/30/2025
Sally E. Bowers	9,375	—	—	$10.00	12/20/2017	2,350	$73,743	—	—
	638	—	—	10.00	02/20/2018
	11,151	—	—	11.75	06/15/2019
	3,625	—	—	10.00	07/22/2020
	4,200	1,050	—	10.50	06/02/2021
	5,384	3,590	—	12.00	06/01/2022
	1,398	2,096	—	13.00	05/31/2023
	699	2,795	—	13.50	04/15/2024
	—	3,517	—	20.69	04/30/2025
Lee M. Moss	19,167	—	—	$ 8.57	07/01/2024	3,341	$104,841
	—	500	—	20.42	04/23/2025
	—	3,834	—	20.69	04/30/2025

(1)	Options vest in five equal increments beginning on the first anniversary of grant except for options expiring July 31, 2024 which vest in three equal increments.
(2)	The expiration date of each option occurs ten years after the date of grant for each option.
(3)	Restricted stock awards were granted on May 31, 2013, April 15, 2014, and April 30, 2015 as part of the Bank’s equity incentive plan and vest in five equal increments over five years. Restricted stock awards granted on July 1, 2014 in connection with the Company’s merger with MidSouth Bank (“MidSouth”) vest in three equal increments over three years.
(4)	Based on a share price of $31.38, the last reported sale of FFN’s common stock on December 31, 2015.

Outside Director Compensation Table for 2015

Name(1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Jimmy E. Allen	$7,000	$84,690	$3,305	$94,995
Henry W. Brockman, Jr.	5,000	84,690	1,351	91,041
James W. Cross, IV(4)	5,000	84,690	252	89,942
Dr. David H. Kemp	5,000	84,690	468	90,158
Paul M. Pratt, Jr.(5)	5,000	84,690	252	89,942
Pamela J. Stephens	7,000	84,690	520	92,210
Melody J. Sullivan	7,000	84,690	796	92,486
Gregory E. Waldron(6)	2,500	28,260	320	31,080
Benjamin P. Wynd(7)	417	4,556	79	5,052

(1)	Mr. Herrington’s and Mr. Moss’s compensation are discussed above under the heading “Summary Compensation Table.”
(2)	The aggregate number of option awards outstanding at December 31, 2015, to FFN’s outside directors was as follows:

Jimmy E. Allen	19,389
Henry W. Brockman, Jr.	31,675
James W. Cross, IV	22,300
Dr. David H. Kemp	32,925
Paul M. Pratt, Jr.	32,925
Melody J. Sullivan	21,850
Pamela J. Stephens	22,300
Gregory E. Waldron	10,389
Benjamin P. Wynd	667

(3)	The amounts in the Option Awards column represent grant date fair values computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (FASB ASC Topic 718). The assumptions used in determining the values of option awards are provided in Note 14 to the Consolidated Financial Statements included in FFN’s Annual Report on Form 10-K for the year ended December 31, 2015.
(4)	Mr. Cross stepped down from the board of directors of FFN effective February 23, 2016 but continues to serve as a director of the Bank.
(5)	Mr. Pratt stepped down from the board of directors of FFN effective February 23, 2016 but continues to serve as a director of the Bank.
(6)	Mr. Waldron joined the board of directors on April 28, 2015.
(7)	Mr. Wynd joined the board of directors on August 25, 2015.

Directors of FFN receive fees, payable quarterly, as follows: (i) each director receives $5,000 per year as compensation for service as a member of the board of directors of FFN; (ii) audit, nominating and corporate governance and compensation committee chairpersons receive an additional $2,000 per year as compensation for serving as chairpersons of each such committee; and (iii) the Chairman of the Board receives an additional $2,000 as compensation for serving as chairman. Directors of the Bank receive fees for monthly board meetings. The board of directors of FFN meets at least once per year, and the board of directors of the Bank meets monthly.

There is standard medical and disability insurance for officers and employees similar to other banking institutions in the area. FFN may enter into other incentive compensation, bonus, and/or pension plans with its officers and employees in the future as may be decided by the board of directors. Officers and employees will receive salaries standard in the market and industry.

An aggregate of equity incentive awards equal to up to 4,000,000 shares is reserved for stock options and restricted shares for employees and others pursuant to an Omnibus Equity Incentive Plan (see further details below). Stock options have been issued with exercise prices ranging from $8.57-$22.94 as of December 31, 2015. Options and restricted shares have been issued in the following amounts to the described groups of individuals:

1. Incorporators/Non-Employee Directors. Each of the initial organizers and investors of the Company (the “Incorporators”) received options to purchase 12.5% of the number of shares that the Incorporator purchased in FFN’s initial stock offering (up to the first 50,000 shares an Incorporator purchased) at $10.00 per share, resulting in 33,750 options issued to Incorporators. No Incorporator could receive options to purchase shares that exceed the number of shares being purchased by the Incorporator. Such options were issued to the Incorporators as a form of recognition for the risk these individuals bore and their efforts in organizing FFN. In addition, non-employee directors were issued an additional 500 options each on February 20, 2008; 3,875 options each on June 15, 2009; 450 options each on July 22, 2010; 900 options each on June 2, 2011; 2,175 options each on June 1, 2012; and 2,475 options each on May 31, 2013, for year-end compensation, 3,300 options each on June 1, 2014, 9,000 options each on April 30, 2015, 2,000 options each on July 1, 2015 and 2,000 options each (other than Mr. Wynd) on October 1, 2015. Mr. Wynd was issued 667 options on October 1, 2015.

2. Employees. As an incentive to employees of FFN or the Bank, incentive awards are made available for allocation by the board of directors through the Omnibus Equity Incentive Plan. As of December 31, 2015, FFN has the ability to issue up to 2,345,825 additional equity incentive awards after allocating 1,312,791 options to employees/directors/Incorporators and 140,105 shares of restricted stock to employees for year-end incentive compensation. Subsequent to their respective grant dates, 34,241 shares of such restricted stock have vested.

2007 Omnibus Equity Incentive Plan

In 2007, FFN adopted the 2007 Qualified-Nonqualified Stock Option Plan. The shareholders of FFN at the annual meeting of shareholders in 2013 approved an amendment and restatement of this plan to be renamed the 2007 Omnibus Equity Incentive Plan (the “Plan”) (i) to increase the number of shares of FFN’s common stock available for issuance under the Plan from 1,000,000 to 1,500,000; and (ii) to add other forms of compensation that can be awarded under the Plan to include Stock Appreciation Rights (“SARs”), Restricted Stock, and cash awards. The shareholders of FFN at the annual meeting of shareholders in 2014 approved an amendment to the Plan to increase the number of shares of FFN’s common stock available for issuance under the Plan from 1,500,000 to 2,000,000. The shareholders of FFN at the annual meeting of shareholders in 2015 again approved an amendment to the Plan to increase the number of shares of FFN’s common stock available for issuance under the Plan from 2,000,000 to 4,000,000. FFN’s board of directors recommended adoption of the amendments as being necessary to attract new employees as FFN continues to grow and to have the ability to continue to reward employees with such incentive compensation, and encourage such valued employees to acquire a proprietary interest in FFN and to remain in its employ and service.

The Plan allows a committee chosen by FFN’s board of directors (“Committee”) to grant incentive stock options (“ISOs”) within the meaning of the Internal Revenue Code (the “Code”) to key employees and officers of FFN and the Bank and non-qualified options (“NSOs” and, together with the ISOs, the “Options”) to non-employee directors, Incorporators, and others for the purchase of shares (“Participants”). As amended, the Plan also allows the Committee to grant awards of SARs, restricted stock, and cash to key employees and officers of FFN and the Bank and to non-employee directors and Incorporators. The purpose of the Plan is to advance the interests of FFN and the Bank by stimulating the efforts of key employees, directors, Incorporators, and consultants, increasing their desire to continue in their employment with or services to FFN and the Bank, assisting FFN and the Bank in competing effectively with other enterprises for the services of new employees and directors necessary for the continued improvement of operations, and to attract and retain the best possible personnel for service as employees, officers, directors, and consultants of FFN and the Bank. Accordingly, the

Plan is designed to promote the interests of FFN and the Bank and its shareholders, and, by facilitating stock ownership on the part of such participants, to encourage them to acquire a proprietary interest in FFN and to remain in its employ and service.

Committee Authority

The Committee may at any time terminate, suspend, or amend the Plan, except that the Committee shall not, without the authorization of the holders of a majority of the Stock (as defined in the Plan) voted at a shareholders’ meeting duly called and held, change any provisions (other than those adjustments for changes in capitalization) that (a) result in repricing Options or otherwise increase the benefits accruing to Participants or non-employee directors, (b) increase the number of shares of common stock issuable under the Plan or (c) modify the requirements for eligibility as a Participant in the Plan. The Committee may postpone any exercise of an Option for such time as the Committee may deem necessary in order to permit FFN (i) to effect, amend, or maintain any necessary registration of the Plan or the shares issuable upon the exercise of an Option under the securities laws of any applicable jurisdiction, (ii) to permit any action to be taken in order to (A) list such stock on a stock exchange if shares are then listed on such exchange or (B) comply with restrictions or regulations incident to the maintenance of a public market for its shares, including any rules or regulations of any stock exchange on which the shares are listed, or (iii) to determine that such shares and the Plan are exempt from such registration or that no action of the kind referred to in (ii) (B) above needs to be taken; and FFN shall not be obligated by virtue of any terms and conditions of any Option Agreement (as defined in the Plan) or any provision of the Plan to recognize the exercise of an Option or to sell or issue shares in violation of the Securities Act or the law of any government having jurisdiction thereof. Any such postponement does not extend the terms of an Option and neither FFN nor its directors or officers have with respect to any shares as to which the Option shall lapse because of such postponement.

T ypes of Awards

Options

Options are rights to purchase a specified number of shares of common stock at a price fixed by the Committee. Each option must be represented by an award agreement that identifies the option as either an “incentive stock option” within the meaning of Section 422 of the Code or a “non-qualified option,” which does not satisfy the conditions of Section 422 of the Code. The award agreement also must specify the number of shares of common stock that may be issued upon exercise of the options and set forth the exercise price of the options. The exercise price for options that qualify as incentive stock options may not be less than 100% of the fair market value of the common stock as of the date of grant. The option exercise price may be satisfied in cash, by check, by exchanging shares of common stock owned by the Participant, delivery of a properly executed exercise notice along with sale or loan proceeds, other consideration permitted by applicable laws or by a combination of these methods. Options have a maximum term of ten years from the date of grant. The Committee has broad discretion to determine the terms and conditions upon which options may be exercised, and the Committee may determine to include additional terms in the award agreements.

Stock Appreciation Rights

SARs may be granted in connection with a previously or contemporaneously granted stock option or independently. SARs are rights to receive cash or shares of common stock, or a combination thereof, as the Committee may determine. The Committee may provide in the SAR agreement circumstances under which SARs will become immediately exercisable and may accelerate the exercisability of any SAR at any time. To date, FFN has not issued any SARs under the Plan.

SARs granted in connection with a stock option are exercisable only when and to the extent that the related stock option is exercisable and expire on the date on which the related stock option expires. If a SAR granted in connection with a stock option is exercised, the related stock option ceases to be exercisable. The amount of the payment for SARs granted in connection with stock options is equal to the excess of (i) the fair market value on the date of exercise of the SAR of the common stock covered by the surrendered portion of the related stock option over (ii) the exercise price of the stock option covered by the surrendered portion of the related stock option.

SARs granted independently of stock options are exercisable as specified in the award agreement. The amount of the payment for SARs granted independently of stock options is equal to the excess of (i) the fair market value of the common stock covered by the exercised portion of the SAR as of the date of such exercise over (ii) the fair market value of the common stock covered by the exercised portion of the SAR as of the last market trading date prior to the date on which the SAR was granted; provided, however, that the Committee may place limits on the aggregate amount that may be paid upon exercise of a SAR.

Stock Awards

Restricted stock grants are awards of common stock subject to vesting restrictions and/or restrictions on transferability. Shares of common stock that are issued as “restricted stock” will have a legend and may not be sold, transferred, or disposed of until the restrictions have lapsed. The shares do have voting rights prior to the vesting thereof and would be entitled to receive dividends if paid by FFN prior to the vesting of the shares. The Committee has broad discretion as to the specific terms and conditions of each award, including applicable rights upon certain terminations of employment and restrictions on the transferability of stock purchased pursuant to stock purchase rights.

Cash Bonuses

Cash bonus awards entitle the grantee to cash payments based upon the achievement of employment or pre-established long-term performance factors. The Committee has discretion to determine the Participants to whom cash bonus awards are to be made, the times in which such awards are to be made, the size of such awards, and all other conditions of such awards, including any performance requirements.

Adjustments upon Change of Capitalization

Subject to any required action by FFN’s shareholders, the number of shares of common stock covered by outstanding stock options, SARs, or restricted stock, and the number of shares of common stock which have been authorized for issuance under the Plan but as to which no award has been granted or which have been returned to the Plan upon cancellation or expiration of an award, as well as the price per share of common stock covered by each such outstanding award, will be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by FFN.

Transferability

Awards may not be sold, pledged, assigned, hypothecated, transferred (except by will or the laws of descent or distribution) or disposed without obtaining from the Committee permission to transfer such awards, which the Committee may (but need not) grant after making certain conclusions regarding the award’s transferability that are set forth in the Plan. Further, no award shall be payable to or exercisable by anyone other than the Participant to whom it was granted while the Participant is alive except in cases involving (a) permanent disability involving a mental incapacity or (b) awards that have been transferred in accordance with the Plan.

Amendment and Termination

FFN’s board of directors may amend, alter, suspend or terminate the Plan at any time. Any amendment to the Plan must be approved by the shareholders to the extent such approval is required by the terms of the Plan, the rules and regulations of the Securities and Exchange Commission, or the rules and regulations of the NYSE. However, no amendment, alteration, suspension or termination of the Plan may impair the rights of any Participant, unless mutually agreed in writing by the Participant and the Committee.

Federal Income Tax Consequences

The following is a summary of the material anticipated United States federal income tax consequences of the Plan to FFN and the Participants. The summary is based on current federal income tax law, which is subject to change, and does not address state, local, or foreign tax consequences or considerations.

The grant of a stock option that does not have a readily ascertainable value will not result in taxable income at the time of the grant for either FFN or the Participant. Upon exercising an incentive stock option, the Participant will have no taxable income (except that the alternative minimum tax may apply) and FFN will receive no deduction. Upon exercising a nonqualified stock option, the Participant will recognize ordinary income in the amount by which the fair market value of common stock at the time of exercise exceeds the option exercise price, and FFN will be entitled to a deduction for the same amount. The Participant’s income is subject to withholding tax as wages if the Participant is an employee.

The tax treatment of the Participant upon a disposition of shares of common stock acquired through the exercise of an option is dependent upon the length of time that the shares have been held and on whether such shares were acquired by exercising an incentive stock option or a nonqualified stock option. If an employee exercises an incentive stock option and holds the shares for at least two years from the date of grant and at least one year after exercise, then any gain or loss realized based on the exercise price of the option will be treated as long-term capital gain or loss. Shares obtained upon exercise of an incentive stock option that are sold without satisfying these holding periods will be treated as shares received from the exercise of a nonqualified stock option. Generally, upon the sale of shares obtained by exercising a nonqualified stock option, the Participant will treat the gain realized on the sale as a capital gain. Generally, there will be no tax consequence to FFN in connection with the disposition of shares of common stock acquired under a stock option, except that FFN may be entitled to a deduction in the case of a disposition of shares acquired upon exercise of an incentive stock option before the applicable holding periods have been satisfied.

The grant of a SAR will not result in taxable income to the Participant at the time of the award. Upon exercising the SAR, the Participant will recognize ordinary income in the amount by which the fair market value of the common stock or the amount of cash, as the case may be, exceeds the SAR exercise price, if any. FFN will be entitled to a deduction for the same amount. The Participant’s income is subject to withholding tax as wages if the Participant is an employee. Upon a disposition of shares of common stock acquired through the exercise of the SAR, the Participant may recognize capital gain or loss, the character of which is dependent upon the length of time that the shares have been held. Generally, there will be no tax consequences to FFN in connection with the disposition of shares of common stock acquired under a SAR.

The federal income tax consequences of awards of restricted stock will depend on the facts and circumstances of each award, and in particular, the nature of the restrictions imposed with respect to the common stock, which is the subject of the award. In general, if the common stock is subject to a substantial risk of forfeiture, i.e., limited in terms of transferability, a taxable event occurs only when the risk of forfeiture lapses. At that time, the Participant will recognize ordinary income to the extent of the excess of the fair market value of the common stock on the date the risk ceases over the amount that the Participant paid for the shares, if any, and FFN will be entitled to a deduction in the same amount. Prior to the lapse of restrictions on the restricted stock, any dividends on such shares will be paid currently and will be treated as ordinary compensation income to the Participant, subject to withholding. Subsequent to the determination and satisfaction of the ordinary income tax consequences, any further gain or loss realized on the subsequent disposition of such stock will be a long- or short-term capital gain or loss depending upon the applicable holding period.

Alternatively, within thirty days after transfer of the restricted stock, a Participant may make an election under Section 83(b) of the Code, which would allow the Participant to include in income in the year that the restricted common stock is awarded an amount equal to the fair market value of the restricted stock on the date of such award determined as if the restricted common stock were not subject to restrictions. FFN is then entitled to a compensation-paid deduction in the same amount. The election is required to be written and delivered to both the Internal Revenue Service and FFN within that thirty-day period. The Participant is also required to confirm the election with the filing of the Participant’s federal income tax return for the year in which the award is made. Failure to satisfy either of these requirements may invalidate the intended election. In the event of a valid Section 83(b) election, the Participant will not recognize income at the time that the restrictions actually lapse. In addition, any appreciation or depreciation in the value of the stock and any dividends paid on the stock after a valid Section 83(b) election are not deductible by FFN as compensation paid. For purposes of determining the period of time that the Participant holds the restricted stock, the holding period begins on the award date when a Participant makes a Section 83(b) election. Further, any dividends received after the Section 83(b) election is made will constitute ordinary dividend income to the Participant and will not be deductible by FFN. If the restricted stock subject to the Section 83(b) election is subsequently forfeited, however, the Participant is not entitled to a deduction or tax refund.

A Participant will realize ordinary compensation income upon receipt of a cash bonus award equaling the amount of cash received. Wage withholding rules will apply. FFN will be entitled to a deduction at the time of payment in an amount equal to such income.

Award Grants

The grant of awards under the Plan is at the discretion of the Committee. The Committee has made awards of ISOs, NSOs, and restricted shares. Effective as of February 26, 2015, the aggregate number of shares of common stock reserved for equity incentive awards for employees and others pursuant to the Plan was increased from 2,000,000 to 4,000,000. Outstanding options and restricted shares were issued in the following amounts to the described groups of individuals:

2007-December 31, 2015:
Total Granted Non-employee Directors	264,398
Total Granted Employees	1,620,264
Total Forfeited or expired	(263,301)
Total Exercised or vested	(202,706)

Total outstanding equity incentive awards at 12/31/15	1,418,655

Compensation Committee Interlocks and Insider Participation

Beginning March 2015, Jimmy E. Allen, Pamela J. Stephens and Melody J. Sullivan served as members of FFN’s compensation committee. Prior to that date, the entire board of directors of FFN performed the functions of the compensation committee. None of FFN’s executive officers has ever served as a director of another entity any of whose executive officers served on FFN’s compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Bank has had, and expects to have in the future, loans and other banking transactions in the ordinary course of business with directors (including our independent directors) and executive officers of FFN and its subsidiaries, including members of their families or corporations, partnerships or other organizations in which such officers or directors have a controlling interest. These loans are made on substantially the same terms (including interest rates and collateral) as those available at the time for comparable transactions with persons not related to the bank and did not involve more than the normal risk of collectability or present other unfavorable features.

In addition, the Bank is subject to the provisions of Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. the Bank is also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

Policies and Procedures for Related Person Transactions

FFN has a written related person transactions policy, pursuant to which FFN’s executive officers, directors and principal shareholders, including their immediate family members, are not permitted to enter into a related person transaction with FFN without the consent of FFN’s audit committee. Any request for FFN to enter into a transaction with an executive officer, director, principal shareholder or any of such persons’ immediate family members, other than transactions available to all employees generally or involving less than $5,000 when aggregated with similar transactions, must be presented to FFN’s audit committee for review, consideration and approval, unless the transaction involves an employment or other compensatory arrangement approved by the compensation committee. All of FFN’s directors, executive officers and employees are required to report to FFN’s audit committee any such related person transaction. In approving or rejecting the proposed agreement, FFN’s audit committee will take into account, among other factors it deems appropriate, whether the proposed related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the person’s interest in the transaction and, if applicable, the impact on a director’s independence. After consideration of these and other factors, the audit committee may approve or reject the transaction. Consistent with the policy, if FFN should discover related person transactions that have not been approved, the audit committee will be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction.

Certain Transactions with Management

Banking transactions with directors, officers, and employees may be performed in the ordinary course of business. Any extensions of credit to these individuals is made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and will not involve more than the normal risk of repayment. Outstanding loans to executive officers, directors, principal shareholders, and companies with whom they are associated as of December 31, 2015, were approximately $13 million.

The officers and directors are required to devote only so much of their time to the business of the Bank and FFN as in their judgment is reasonably required. The officers and directors, and their affiliates, may engage, and are presently engaging, for their own accounts in other business ventures, including management and the formation of other corporations or ventures. Such activities may result in conflicts of interest.

Based on competitive bids, FFN is using Full Service Insurance to provide various insurance coverage including health, director’s and officer’s liability, personal property and bond coverage. Full Service Insurance is an affiliate of Paul M. Pratt, Jr., one of the directors of FFN in 2015. Mr. Pratt owns 50% of Full Service Insurance and the remaining 50% is owned by Mr. Pratt’s brother. In 2015, payments to Full Service Insurance totaled $666,017.

The Bank leases a facility from Columbia Avenue Partners, LLC (“Columbia Avenue Partners”) in Downtown Franklin to house the main office, corporate headquarters, and operational areas. Columbia Avenue Partners is an affiliate of Henry W. Brockman, Dr. David H. Kemp, and, until December 31, 2013, Paul M. Pratt, Jr., each of whom were directors of FFN and the Bank in 2015. The Bank received a third party review to assure lease rates and terms are competitive. In 2015, payments to Columbia Avenue Partners, LLC totaled $1,412,903. In early 2013, construction began on an additional operations facility adjacent to the Bank’s 722 Columbia Avenue headquarters. This property is now leased from Columbia Avenue Partners. In addition, on June 11, 2015, the Bank entered into a Triple Net Office Lease Agreement for additional office space and parking for the Bank with Columbia Avenue Partners. The lease has a term of 15 years and provides for monthly rent payments of $46,508.45 per month. In addition to the Columbia Avenue offices, the Bank has signed a lease with Berry Farms Real Estate Partners, LLC, consisting of directors Brockman, Kemp, and, until December 31, 2013, Pratt, for the Bank’s Berry Farms branch, which opened in September 2013. In 2015, payments to Berry Farms Real Estate Partners, LLC totaled $139,579. In September 2013, the Bank entered into an agreement with Aspen Development of Cool Springs, LLC, comprised of directors Brockman and Kemp, to relocate the Bank’s Cool Springs branch. That lease commenced in June 2014. In 2015, payments to Aspen Development of Cool Springs, LLC totaled $309,747. On February 19, 2015, the Bank entered into a sale leaseback transaction with Murfreesboro Branches, LLC, pursuant to which the Bank sold the real estate of the South Church Street branch, the Old Fort Parkway branch and the Sam Ridley Parkway branch, all located in Rutherford County, Tennessee, to Murfreesboro Branches, LLC for a purchase price of $4,095,000. The Bank entered into three Triple Net Lease Agreements for the three properties with Murfreesboro Branches, LLC on February 19, 2015. Murfreesboro Branches, LLC is an affiliate of directors Brockman and Kemp. In 2015, lease payments to Murfreesboro Branches, LLC totaled $363,432.

Century Skanska, a Joint Venture, and Century Construction Company were contracted by Columbia Avenue Partners to provide the leasehold improvement build-out for the current Columbia Avenue facility and Century Skanska is also providing the build-out for the new adjacent operations center and office space in Downtown Franklin. Additionally, either Century Skanska or Century Construction Company performed build-out and other construction work for the following branches of the Bank: Brentwood, Berry Farms, Cool Springs, Nolensville, Spring Hill and Westhaven. Century Construction Company is an affiliate of and is wholly owned by James W. Cross, IV, a director of FFN and the Bank in 2015. Century Skanska is a Joint Venture that is 40% owned by Century Construction Company and 60% owned by Skanska USA, and is an affiliate of Mr. Cross. In 2015, the Bank paid Century Skanska a total of $157,467 for leasehold improvement build-outs and other construction work. In 2015, the Bank paid Century Construction Company $211,590.40 for leasehold improvement build-outs and other construction work.

On March 30, 2016, the Bank and Gateway Real Estate Partners, LLC entered into a Triple Net Office Lease Agreement for office space for the Bank in a building under development in Murfreesboro, Tennessee. Gateway Real Estate Partners, LLC is an affiliate of Henry W. Brockman and Dr. David H. Kemp, each of whom were directors of the Company and the Bank in 2015. The lease has a term of 15 years and provides for monthly rent payments of $43,782 per month for the first year of the term of the Lease, subject to annual adjustment thereafter.

PROPOSAL 1

ELECTION OF DIRECTORS

Director Nominees

The persons listed below have been nominated by our board of directors to serve as directors for a one-year term expiring at the annual meeting of shareholders occurring in 2017. Each nominee has consented to serve on our board of directors. If any nominee were to become unavailable to serve as a director, our board of directors may designate a substitute nominee. In that case, the persons named as proxies on the accompanying proxy card will vote for the substitute nominee designated by our board of directors. The biographies of each of the nominees below contain information regarding the person’s service as a director, business experience, director positions for SEC reporting companies held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee and the board of directors to determine that the person should serve as a director for the Company.

Jimmy E. Allen, age 76, is a director of FFN and the Bank. Mr. Allen is the President of Venture Express, Inc.; Creative Transportation; Allen’s Cartage Company, LaVergne, Tennessee; and co-owner of Center Hill Marina & Yacht Club. He attended Austin Peay State University, Clarksville, Tennessee and the University of Tennessee, Nashville. Mr. Allen formerly served as a member of the board of directors of MidSouth, Rutherford Bank & Trust, Murfreesboro and Independent Bank, Gallatin, Tennessee. He served as past chairman of Tennessee Trucking Association and Nashville Motor Freight. His past accomplishments include being selected as Nashville Business Journal’s Executive of the Year. He is a supporter of Vanderbilt Children’s Hospital and Ronald McDonald House.

Henry W. Brockman, Jr., age 67, has been a member of the board of directors of FFN and the Bank since both entities’ inception. Mr. Brockman is the Managing Partner of Franklin Square Partners, a commercial real estate partnership in Franklin, Tennessee. Mr. Brockman has over 30 years of financial services and business experience, all of which is in Middle or West Tennessee. Mr. Brockman began his financial services career in 1979 as a securities broker with J.C. Bradford in Nashville, Tennessee. He rose through the ranks to become Managing Partner in charge of Institutional Sales and Trading before retiring in 2000. Mr. Brockman held Series 7, Series 63, and Series 8 licenses from 1979 through 2005. Mr. Brockman also held a listed seat at the NYSE from 1998 through 2000. From 2002 to 2004, Mr. Brockman was Manager of Institutional Sales for Morgan Keegan in Memphis, Tennessee. Mr. Brockman is a 1972 graduate of the University of Tennessee, Knoxville with a Bachelor of Science degree. In 1974, Mr. Brockman received a Masters of Library Science from the Peabody College (now Vanderbilt University) in Nashville, Tennessee.

Richard E. Herrington, age 68, is the President, Chief Executive Officer and Chairman of FFN, the Chairman and Chief Executive Officer of the Bank and one of the founders of FFN and the Bank. He is a veteran Williamson County, Tennessee banker with 40 years of banking experience. In his early career, he was employed by banks in Florida and South Carolina. He moved to Middle Tennessee in 1977, and began working at First American Bank in Nashville in financial management working up to Senior Vice President. Later, he was a bank consultant with Price Waterhouse prior to establishing his own community bank data processing and consulting firm. In 1988, Mr. Herrington co-founded Franklin Financial Corporation (Franklin National Bank) where he served as President and CEO until 2002. Late in 2002, he was recruited by the Board of Civitas BankGroup (then Cumberland Bancorp) and became the President and CEO and board member of the five-bank holding company, charged with engineering a turn-around of the troubled banking organization. In accomplishing this, he assembled a five-member executive management team that executed a successful four-year remediation plan. Mr. Herrington holds a B.A. from Newberry College in Newberry, South Carolina and certificates from the Graduate School of Economics at Florida State University and the Stonier Graduate School of Banking.

Dr. David H. Kemp, age 57, has been a member of the board of directors of FFN and the Bank since these entities’ inception. Dr. Kemp has more than 30 years of healthcare experience in Franklin, Tennessee. Dr. Kemp opened Kemp Orthodontics in Franklin in 1986 and has owned and operated the business since that time. Dr. Kemp serves as an advocate speaker for 3M Oral Care and he furthers his education by participating in and lecturing to various dental study clubs, both locally and internationally. Dr. Kemp hosts in office courses to orthodontists promoting his ultra esthetic orthodontic technique he has developed. From 1993 to April 2007, Dr. Kemp served as an Advisory Board member to First Tennessee Bank in Franklin, supporting Regional Presidents in the accomplishment of their responsibilities by assisting in contacts with community leaders. Dr. Kemp holds a Bachelor of Science from the University of Tennessee, Martin, Tennessee. Dr. Kemp is also a graduate of The University of Tennessee, Center for the Health Sciences, Memphis, Tennessee and holds both a Doctor of Dental Science and a Postdoctoral Master of Science in Orthodontics.

Pamela J. Stephens, age 57, has been a director of FFN and the Bank since July of 2009. Ms. Stephens is a Funeral Director and part owner and President of Williamson Memorial Funeral Home in Franklin, Tennessee, part owner and Secretary/Treasurer of Williamson Memorial Gardens in Franklin, Tennessee, and part owner and Vice President of Spring Hill Memorial Park and Funeral Home in Spring Hill, Tennessee. From 2003 to 2007, Ms. Stephens served on the board of directors of Cumberland Bank in Franklin, Tennessee. Ms. Stephens was the recipient of the Walk of Fame Award in 2015 presented by CABLE, a women’s professional organization. Ms. Stephens is a Paul Harris Fellow where she served as charter president of the Rotary Club of Spring Hill and current member of the Franklin Noon Rotary Club. She is a past president of the Cemetery Association of Tennessee, past president of the Tennessee Funeral Directors Association and past president of the Southern Cemetery and Funeral Association. Ms. Stephens is currently serving as a director on the Board of Directors for the Williamson Medical Center Foundation Board, and is a member of Mt. Carmel Cumberland Presbyterian Church.

Melody J. Sullivan, age 63, has been a director of FFN and the Bank since May of 2010. Ms. Sullivan founded the first woman-owned CPA firm in Franklin, Tennessee’s Historic Downtown business district in July of 1986 after working as a staff accountant for one of Nashville’s most respected business owners and CPA firms, and serving as comptroller for a local food service company. She served on the board of directors of Franklin National Bank for 14 years and Fifth Third Bank for 5 years. Ms. Sullivan is a member and past president of the Franklin Breakfast Rotary Club. She served on the board of directors for Waves in Franklin, Tennessee, an organization dedicated to enabling individuals with intellectual and developmental disabilities to progress toward their full potential. She is a past president of the board of directors of Franklin Family YMCA and has served on the board of directors of United Way of Williamson County, Franklin Tomorrow, the Williamson County-Franklin Chamber of Commerce, The March of Dimes, Williamson County CASA, and Historic Carnton Plantation. Ms. Sullivan is a graduate of Leadership Franklin. She is a past chairperson of the Small Business Development Division of the Williamson County-Franklin Chamber of Commerce.

Gregory E. Waldron, age 53, has been a director of FFN and the Bank since April 28, 2015. Mr. Waldron is a partner and managing member of Waldron Enterprises, LLC in Murfreesboro, Tennessee, which he joined in 1986. He received a Bachelor of Science in Engineering Science from Lipscomb University in Nashville, Tennessee in 1985. Waldron Enterprises, LLC is involved in building and selling new homes, building and managing apartments, developing residential lots, and developing commercial investment property for retail and office use. He formerly served on the board of directors of MidSouth from 2003 to 2014 and as its Vice Chairman from 2012 to 2014; on the board of directors of Middle Tennessee Christian School from 1999 to 2007 and as its Vice Chairman from 2006 to 2007; on the Community Board of Cavalry Banking from 2000 to 2003; on the board of directors of Trans Financial Bank of Tennessee from 1997 to 1999; and on the Rutherford County Home Builders Association from 1994 to 1995.

Benjamin P. Wynd, age 38, has been a director of FFN and the Bank since August 25, 2015. Mr. Wynd serves as Partner of Smiley CPAs, a local Franklin, Tennessee CPA firm started in 1986. Mr. Wynd currently serves on the board of directors for Outdoor Encounter, Inc., a Franklin, Tennessee based non-profit organization. Prior to joining Smiley CPAs in November of 2014, Wynd was heavily involved in Nashville’s healthcare industry, serving as the Director of Financial Reporting at Tenet Healthcare/Vanguard. While at Tenet/Vanguard, he was actively engaged in working on the company’s SEC filings, including Vanguard’s initial public offering in June 2011, comprehensive debt refinancing, overseeing the financial reporting of the company’s health plans and supporting acquisition due diligence. Mr. Wynd’s experience also includes working with national accounting firms, as well as with the 2002 Olympic Winter Games in Salt Lake City, Utah. Mr. Wynd is a graduate of Transylvania University in Lexington, Kentucky. Mr. Wynd is currently a member of the Tennessee Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES FOR ELECTION TO OUR BOARD OF DIRECTORS NAMED ABOVE. Each proxy solicited on behalf of our board of directors will be voted FOR each of the nominees for election to our board of directors unless the shareholder instructs otherwise in the proxy.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

General

Our board of directors has selected Crowe Horwath LLP as the independent auditor to perform the audit of our consolidated financial statements for 2016. Crowe Horwath LLP is a registered public accounting firm.

Our board of directors is asking our shareholders to ratify the selection of Crowe Horwath LLP as our independent auditor for 2016. Although not required by law or our bylaws, our board of directors is submitting the selection of Crowe Horwath LLP to our shareholders for ratification as a matter of good corporate practice. Even if the selection is ratified, our board of directors, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our shareholders.

Representatives of Crowe Horwath LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions from our shareholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF CROWE HORWATH LLP AS OUR INDEPENDENT AUDITOR FOR 2016. Each proxy solicited on behalf of our board of directors will be voted FOR the ratification of the selection of Crowe Horwath LLP as our independent auditor for 2016 unless the shareholder instructs otherwise in the proxy. If our shareholders do not ratify the selection, the matter will be reconsidered by our board of directors.

Audit and Non-Audit Services

Our board of directors is directly responsible for the appointment, compensation, and oversight of our independent auditor. It is the policy of our board of directors to pre-approve all audit and non-audit services provided by our independent registered public accountants. Our board of directors has considered whether the provision by Crowe Horwath LLP of services of the varieties described below is compatible with maintaining the independence of Crowe Horwath LLP. Our board of directors believes the audit and tax services provided to us do not jeopardize the independence of Crowe Horwath LLP.

The table below sets forth the aggregate fees we paid to Crowe Horwath LLP for audit and non-audit services provided to us in 2015 and 2014.

Fees	2015	2014
Audit Fees	$376,471	$258,693
Audit-Related Fees	280,000	219,283
Tax Fees	86,990	50,740
All Other Fees	16,910	9,295
Total	$760,371	$538,011

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services for the audit of a company’s financial statements included in the annual report on Form 10-K, for the review of a company’s financial statements included in the quarterly reports on Form 10-Q, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of a company’s financial statements; “tax fees” are fees for tax compliance, tax advice, and tax planning; and “all other fees” are fees for any services not included in the first three categories.

AUDIT COMMITTEE REPORT

Our audit committee has the responsibilities and powers set forth in its charter, which include the responsibility to assist our board of directors in its oversight of our accounting and financial reporting principles and policies and internal audit controls and procedures, the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the independent auditor and our internal audit function. The audit committee is also required to prepare this report to be included in our annual proxy statement pursuant to the proxy rules of the SEC.

Management is responsible for the preparation, presentation and integrity of our financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures to provide for compliance with accounting standards and applicable laws and regulations. The internal auditor is responsible for testing such internal controls and procedures. Our independent registered public accounting firm is responsible for planning and carrying out a proper audit of our annual financial statements, reviews of our quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

The audit committee reviews our financial reporting process. In this context, the audit committee:

•	has reviewed and discussed with management the audited financial statements for the year ended December 31, 2015;

•

has discussed with Crowe Horwath LLP, our independent registered public accountants, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board; and

•

has received the written disclosures and the letter from Crowe Horwath LLP required by PCAOB Rule 3526 (“Independence Discussions with Audit Committees”), as modified or supplemented, and has discussed with Crowe Horwath LLP the independent accountant’s independence.

Based on this review and the discussions referred to above, the audit committee recommended that our board of directors include the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC. The audit committee has also recommended the reappointment, subject to shareholder ratification, of Crowe Horwath LLP as our independent registered public accountants for 2016.

This report is submitted on behalf of the members of the audit committee and shall not be deemed “soliciting material” or to be “filed” with the SEC, nor shall it be incorporated by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference and shall not otherwise be deemed filed under these Acts.

Jimmy E. Allen

Pamela J. Stephens

Melody J. Sullivan (Chairman)

Gregory E. Waldron

Benjamin P. Wynd

OTHER INFORMATION CONCERNING MANAGEMENT

Executive Officers

The following tables set forth information regarding our executive officers as of the date of this proxy statement.

Name	Age	Position
Sally E. Bowers	63	Executive Vice President, Chief Mortgage Officer of the Bank
Dallas G. Caudle, Jr.	68	Executive Vice President, Chief Investment Officer of the Bank
Kevin A. Herrington	41	Executive Vice President, Chief Operating Officer of the Bank
Richard E. Herrington	68	President, Chief Executive Officer and Chairman of FFN and Chairman and Chief Executive Officer of the Bank
J. Myers Jones, III	65	Executive Vice President, Chief Credit Officer of the Bank
Sally P. Kimble	62	Executive Vice President, Chief Financial Officer, Chief Administrative Officer of FFN
David J. McDaniel	48	Executive Vice President, Chief Lending Officer
Lee M. Moss	64	President of the Bank

The following is a brief discussion of the business and banking background and experience of our executive officers. Other than with respect to Messrs. Richard E. Herrington and Kevin Herrington, who are father and son, no director has any family relationship, as defined in Item 401 of Regulation S-K, with any other director or with any of our executive officers.

Sally E. Bowers, age 63, is the Chief Mortgage Banking Officer and has been the Executive Vice President and Mortgage Division Manager of the Bank since November 2007. She has over 30 years of banking experience in Middle Tennessee, primarily in the mortgage banking area. Ms. Bowers began her banking career in 1975 in retail banking at Fidelity Federal Savings Bank which later merged with Union Planters National Bank. During her 20 years at Fidelity Federal/Union Planters, she rose to Vice President and was responsible for mortgage, commercial and consumer loan production. She spent a short stint in 1996 as Vice President/Mortgage Production Officer at First American National Bank. In 1996, Ms. Bowers joined Franklin National Bank as Vice President/Mortgage Lending Manager and later rose to Senior Vice President with full responsibility for production, secondary market, servicing and operation of the bank’s mortgage subsidiary, Franklin Financial Mortgage. After the sale of Franklin National Bank, she joined Cumberland Bank as Executive Vice President and Mortgage Division Manager in 2004 with management responsibilities of the mortgage division. Ms. Bowers has thorough knowledge of all facets of mortgage banking. Ms. Bowers is a graduate of Memphis State University and the BAI Graduate School of Retail Banking at Vanderbilt University’s Owen School of Management.

Dallas G. Caudle, Jr., age 68, is the Executive Vice President and Chief Investment Officer of the Bank. Mr. Caudle was the President and Chief Operating Officer of MidSouth from 2009 until our acquisition of MidSouth effective July 1, 2014. Prior to that, Mr. Caudle was the Executive Vice President, Chief Operating Officer, and Corporate Secretary of MidSouth from 2003 to 2009. Mr. Caudle received a Bachelor of Science degree in Mathematics from Middle Tennessee State University. He continued his education through the American Institution of Banking; Tennessee School of Banking at Vanderbilt University, and the National Automated Clearing House Association’s The Payment Institute at the University of Colorado. Mr. Caudle began his banking career in 1971 at Murfreesboro Bank & Trust Company (now SunTrust Bank). He started as a Management Trainee, and within two years was promoted to Branch Manager. When Murfreesboro Bank & Trust moved to its new location in 1978, Mr. Caudle became the Data Processing Manager. Other positions he held while with the bank included Bank Operations Manager; Marketing and Product Development; Corporate Services Manager; and Commercial Lending Officer.

Kevin A. Herrington, age 41, has been Executive Vice President and Chief Operating Officer of the Bank since 2015. From 2007 until 2013, he was Senior Vice President and Chief Information Officer of the Bank, and from 2013 until 2015, he was Executive Vice President and Chief Operations Officer of the Bank. While completing his education, Mr. Herrington worked part-time in banking as a Systems Support Specialist from 1997 through 1998. After a term in the military, he joined Franklin National Bank in 2000 as the Manager of Information Systems, overseeing the IT department. In 2002, he was recruited to Civitas BankGroup to centralize and standardize the IT and data processing areas. He built a central wide-area network, improved security and controls, and implemented a complete update of policies and procedures. Mr. Herrington updated and brought in-house all technology and technology-related customer products. He successfully navigated the process of strengthening all IT-related controls related to compliance with the Sarbanes Oxley Act. Additionally, Mr. Herrington has achieved the major recognized certifications within the industry including CISSP (certified information systems security professional), and AAP (accredited ACH professional). Mr. Herrington is a graduate of Belmont University and served as a First Lieutenant in Field Artillery in the US Army. Kevin Herrington is the son of Richard E. Herrington.

Richard E. Herrington, age 68, is the President, Chief Executive Officer and Chairman of FFN, the Chairman and Chief Executive Officer of the Bank and one of the founders of FFN and the Bank. He is a veteran Williamson County, Tennessee banker with 40 years of banking experience. In his early career, he was employed by banks in Florida and South Carolina. He moved to Middle Tennessee in 1977, and began working at First American Bank in Nashville in financial management working up to Senior Vice President. Later, he was a bank consultant with Price Waterhouse prior to establishing his own community bank data processing and consulting firm. In 1988, Mr. Herrington co-founded Franklin Financial Corporation (Franklin National Bank) where he served as President and CEO until 2002. Late in 2002, he was recruited by the Board of Civitas BankGroup (then Cumberland Bancorp) and became the President and CEO and board member of the five-bank holding company, charged with engineering a turn-around of the troubled banking organization. In accomplishing this, he assembled a five-member executive management team that executed a successful four-year remediation plan. Mr. Herrington holds a B.A. from Newberry College in Newberry, South Carolina and certificates from the Graduate School of Economics at Florida State University and the Stonier Graduate School of Banking.

J. Myers Jones, III, age 65, serves as Executive Vice President and Chief Credit Officer, positions he has held since 2011. Mr. Jones has more than 30 years of local community banking experience, most recently with Cadence Bank in Franklin, Tennessee, where he served as Executive Vice President of Commercial Lending. Prior to his service at Cadence Bank, Mr. Jones served as President and CEO of Franklin National Bank in Franklin, Tennessee, for 13 years prior to Franklin National’s acquisition by Fifth Third Bank. In addition to Franklin National Bank and Cadence Bank, Mr. Jones was instrumental in the success of several other area banks, including Sovran Bank and Commerce Union Bank. Mr. Jones is a graduate of Austin Peay State University in Clarksville, Tennessee and the Herbert V. Prochnow Graduate School of Banking at the University of Wisconsin in Madison, Wisconsin. In addition, Mr. Myers is a graduate of the ABA National Commercial Lending School at the University of Oklahoma.

Sally P. Kimble, age 62, is the Executive Vice President, Chief Financial Officer and Chief Administrative Officer of FFN. Ms. Kimble’s background is primarily in accounting, operations and finance, having worked in community banking organizations for almost 30 years. Prior to joining the Bank in April 2012, Ms. Kimble had recently been with American Bank & Trust of the Cumberlands in Cookeville, Tennessee, where she served as Executive Vice President, Chief Operating Officer, and Chief Financial Officer. Kimble also served as Executive Vice President and Chief Financial Officer for Capital Bank & Trust Company (Capital Bancorp, Inc.) in Nashville for seven years and prior to that was Treasurer, Senior Vice President and Chief Financial Officer for First Bank & Trust (First Financial Corporation) in Mt. Juliet, Tennessee. Ms. Kimble holds a B.A. from the University of Tennessee and certificates from the Graduate School of Bank Investments and Financial Management at the University of South Carolina and the Graduate School of Banking of the South at Louisiana State University. In addition, she holds a certificate from the College of Financial Planning in Denver, Colorado.

David J. McDaniel, age 48, is the Executive Vice President and Chief Lending Officer of the Bank. From 2011 to 2013, Mr. McDaniel was Senior Vice President, Investment Management of the Bank, and from 2013 to 2015, he was Executive Vice President and Chief Retail Officer of the Bank. Mr. McDaniel is a Brentwood native and served as Regional President at Community First Bank & Trust in Cool Springs prior to joining the Bank. In a banking career that spans more than 18 years, Mr. McDaniel has held roles at AmSouth Bank, First American Bank, Equitable Securities and Merrill Lynch. He holds a B.S. in Finance and an M.B.A. from the University of Tennessee in Knoxville, Tennessee. He is a graduate of Brentwood Academy in Brentwood. Mr. McDaniel is a graduate of Leadership Franklin, a member of the Williamson County/Franklin Chamber of Commerce, and a Health and Educational Facilities Board member of the City of Franklin.

Lee Moss, age 64, is President of the Bank and a director of the Bank. Mr. Moss was the Chairman and Chief Executive Officer of MidSouth. He served on MidSouth’s Loan and Executive Committee (Executive Chairman), Trust Committee (Chairman), Executive Leadership Committee (Chairman) and the Asset/Liability Committee. In 1973, Mr. Moss graduated from the University of Tennessee with a Bachelor of Science degree, majoring in Banking. He graduated from the National Commercial Lending School in 1978 and the Graduate School of Banking of the South in 1983. Mr. Moss worked for Valley Fidelity Bank in Knoxville for one year after graduating from the University of Tennessee, and then worked 28 years with Third National Bank/SunTrust Bank in Nashville. He served in numerous leadership capacities in both the Retail and Commercial divisions of the bank, and in January 1995, he moved to Murfreesboro where he served as Regional President, overseeing Rutherford and Wilson Counties. In January 2003, Mr. Moss served as one of the organizers for MidSouth. Since moving to Murfreesboro, Mr. Moss formerly served as Chair of St. Thomas Rutherford Hospital’s Board and currently serves as Chair-Elect of Tennessee Bankers Association, member of Saint Thomas Health Services Board in Nashville, Business Education Partnership Board, and as a Sunday School teacher and Administrative board member for First United Methodist Church. Mr. Moss is a graduate of Leadership Rutherford and Leadership Middle Tennessee.

OTHER MATTERS

As of the date hereof, our board of directors knows of no business that will be presented at the meeting other than the proposals described in this proxy statement. If any other proposal properly comes before the shareholders for a vote at the meeting, the proxy holders will vote the shares of common stock represented by proxies that are submitted to us in accordance with their best judgment.

ADDITIONAL INFORMATION

Solicitation of Proxies

Our Board of Directors is making this solicitation of proxies on our behalf. In addition to solicitation by use of the mails, our directors, officers and employees may solicit proxies in person or by telephone, facsimile or other means of communication. We will not pay our directors, officers or other regular employees any additional compensation for their proxy solicitation efforts; however, we may reimburse them for any out-of-pocket expenses in connection with any solicitation.

Mailing Address of Principal Executive Office

The mailing address of our principal executive office is Franklin Financial Network, Inc., 722 Columbia Avenue, Franklin, Tennessee 37064.

Shareholder Proposals for Inclusion in Proxy Statement for 2017 Annual Meeting of Shareholders

To be considered for inclusion in our proxy statement for the 2017 annual meeting of shareholders, a shareholder proposal must be received by us no later than the close of business on December 16, 2016. Shareholder proposals must be sent to Secretary, Franklin Financial Network, Inc., 722 Columbia Avenue, Franklin, Tennessee 37064. We will not be required to include in our proxy statement any shareholder proposal that does not meet all the requirements for such inclusion established by the SEC’s proxy rules and Tennessee corporate law.

Other Shareholder Proposals for Presentation at the 2017 Annual Meeting of Shareholders

In addition to the above, our bylaws contain an advance notice provision requiring that, if a shareholder’s proposal is to be brought before and considered at the 2017 annual meeting of shareholders, such shareholder must provide timely written notice thereof to our Secretary. In order to be timely, the notice must be delivered to or mailed and received by our Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the date of the meeting; provided, however, that if fewer than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholders to be timely must be so delivered or received not later than the close of business on the 10th day following the earlier of (i) the day on which such notice of the date of such meeting was mailed or (ii) the day on which such public disclosure was made. In the event a shareholder proposal intended to be presented for action at the 2017 annual meeting is not received timely, then the persons designated as proxies in the proxies solicited by the board of directors in connection with the 2017 annual meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the proxy statement for the 2017 annual meeting.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Central Time, on May 26, 2016.

Vote by Internet

•      Go to www.envisionreports.com/FSB

•      Or scan the QR code with your smartphone

•      Follow the steps outlined on the secure website

Vote by telephone

•      Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone.

•      Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Withhold			For	Withhold		For	Withhold
01 – Jimmy E. Allen	☐	☐	02 – Henry W. Brockman, Jr.		☐	☐	03 – Richard E. Herrington	☐	☐

04 – David H. Kemp	☐	☐	05 – Pamela J. Stephens		☐	☐	06 – Melody J. Sullivan	☐	☐

07 – Gregory E. Waldron	☐	☐	08 – Benjamin P. Wynd		☐	☐

				For	Against	Abstain

2. As to the ratification of the selection of Crowe Horwath LLP as the Corporation’s independent registered public accounting firm for 2016				☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

B Non-Voting Items

Change of Address – Please print your new address below.	Comments – Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

C Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within box.	Signature 2 – Please keep signature within box.
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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Franklin Financial Network, Inc.

Notice of 2016 Annual Meeting of Shareholders

Franklin Synergy Bank – Musgrove Auditorium

722 Columbia Avenue, Franklin, TN 37064

Proxy Solicited by Board of Directors for Annual Meeting – May 26, 2016 at 4:00 pm

Richard Herrington, Sally Kimble, Mandy Garland, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Franklin Financial Network, Inc. to be held on May 26, 2016 at 4:00 pm or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all the nominees listed and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)